Exhibit 10.14
AMENDMENT
OF
EMPLOYMENT AGREEMENT

          WHEREAS, OTELCO TELEPHONE LLC (the “Company”) has previously entered into a Employment Agreement (the “Agreement”) with Michael Weaver (the “Executive”) dated June 21, 2004, setting forth the terms and conditions of Executive’s employment with the Company; and

          WHEREAS, the Company and Executive desire to amend the Agreement to comply with the final Treasury Regulations issued under Internal Revenue Code Section 409A.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Agreement is hereby amended as follows:

          1. TERMINATION OF EMPLOYMENT. Effective December 31, 2008, Section 4 of the Agreement is herby amended to add the following subsection (e) to the end of such Section:

          (e)          Separation from Service. The term “Termination” or “Termination of Employment” when used in this Agreement shall mean a “Separation from Service” as such term is defined using the default rules in Treasury Regulation Section 1.409A-1(h).

          2. OBJECTIVELY DETERMINABLE PAYMENT DATE. Effective December 31, 2008, Section 5(c) of the Agreement is herby amended to add the following to the end of such subsection:

          Commencement of separation payments under this Agreement shall begin on the first payroll date that occurs in the month that begins at least sixty (60) days after the date of Executive’s Separation from Service (the “Starting Date”), provided that Executive has satisfied the requirement to sign a release of claims. The first payment on the Starting Date shall include those payments that would have been previously paid if the payments of the severance compensation had begun on the first payroll date following the date of Executive’s Separation from Service. The Company shall provide to Executive a form of release of claims no later than three (3) days following Executive’s date of Separation from Service. Executive must execute and deliver the release of claims within fifty (50) days after Executive’s date of Separation from Service. If Executive does not timely execute and deliver to the Company such release, or if Executive does so, but then revokes it if permitted by and within the time required by applicable law, the Company will have no obligation to pay severance compensation to Executive.

          3. DELAY FOR SPECIFIED EMPLOYEES. Effective December 31, 2008, Section 5 of the Agreement is herby amended to add the following subsection (d) to the end of such Section:

          (d)          Delay for Specified Employees. If Executive is a “Specified Employee” within the meaning of Section 409A of the Internal Revenue Code and determined pursuant to procedures adopted by the Company at the time of Executive’s Separation from Service and any amount that would be paid to Executive during the six-month period following Separation from Service constitutes deferred compensation (within the meaning of Section 409A), such amount shall not be paid to Executive until six months following Executive’s Separation from Service. On the first regular payroll date following the expiration of such six-month period (or if Executive dies during the six month period, the first payroll date following death), all payments that were delayed pursuant to the preceding sentence shall be paid to Executive in a single lump sum and thereafter all payments shall be made as if there had been no such delay. In addition, if Executive becomes entitled to severance compensation, such payments shall be considered and are hereby designated as, a series of separate payments for purposes of 409A. Further, all severance compensation payable under this Agreement shall be paid by, and no further severance compensation shall be paid or payable after December 31 of the second calendar year in which Executive’s Separation from Service occurs.

          4. PAYMENT OF DEFERRED COMPENSATION – SECTION 409A. Effective December 31, 2008, Section 5 of the Agreement is herby amended to add the following subsection (e) to the end of such Section:

          (e)          409A Compliance. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever shall the Company or any of its affiliates be liable for any tax, interest or penalties that may be imposed on Executive under Section 409A. Neither the Company nor any of its affiliates have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.

          SAVINGS CLAUSE. Save and except as herein expressly amended, the Agreement shall continue in full force and effect.

December, 22, 2008	OTELCO TELEPHONE LLC.
	By	/s/ Curtis L. Garner, Jr.

	Its	CFO

Michael Weaver

/s/ Michael Weaver